AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                                EMPIRE GOLD INC.

Empire Gold Inc. (the "Corporation"), a corporation duly organized and existing pursuant to the provisions of the Indiana Business Corporation Law (the "Corporation Law"), hereby amends and restates its Articles of Incorporation as follows.

                                    ARTICLE I

                                      Name

The name of the Corporation is Empire Gold Inc.

                                   ARTICLE II

                 Number and Classification of Authorized Shares

The total number of shares that the Corporation has authority to issue shall be 1,000,000,000 shares, all of which shall be of a single class designated Common Shares.

The Corporation's Shares shall have no par value, except that, solely for the purpose of any statute or regulation imposing any tax or fee based upon the capitalization of the Corporation, all of the Corporation's Shares shall be deemed to have a par value of $0.01 per share.

                                   ARTICLE III

                                 Terms of Shares

The Shares shall be equal in every respect insofar as their relationship to the Corporation is concerned, but such equality of rights shall not imply equality of treatment as to redemption or other acquisition of Shares by the Corporation. The holders of Shares shall be entitled to share ratably in such dividends or other distributions (other than purchases, redemptions, or other acquisitions of Shares of the Corporation), if any, as are declared and paid from time to time on the Shares at the discretion of the Board of Directors. In the event of any liquidation, dissolution, or winding up of the Corporation, either voluntary or involuntary, the holders of Shares shall be entitled to share, ratably according to the number of Shares held by them, in all remaining assets of the Corporation available for distribution to its shareholders.

The Corporation shall have the power to acquire (by purchase, redemption, or otherwise), hold, own, pledge, sell, transfer, assign, reissue, cancel, or otherwise dispose of the Shares of the Corporation in the manner and to the extent now or hereafter permitted by the laws of the State of Indiana. The power to purchase, redeem, or otherwise acquire the Corporation's own Shares, directly or indirectly, may be exercised without pro rata treatment of the owners or holders thereof.

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The Board of Directors of the Corporation may dispose of, issue, and sell Shares in accordance with, and in such amounts as may be permitted by, the laws of the State of Indiana and the provisions of these Articles of Incorporation and for such consideration, at such price or prices, at such time or times and upon such terms and conditions (including the privilege of selectively repurchasing the same) as the Board of Directors of the Corporation shall determine, without the authorization or approval by any shareholders of the Corporation. Shares may be disposed of, issued, and sold to such persons, firms, or corporations as the Board of Directors may determine, without any pre-emptive or other right on the part of the owners or holders of other Shares to acquire such Shares by reason of their ownership of such other Shares.

                                   ARTICLE IV

                                  Voting Rights

The Shares shall have unlimited voting rights. Except as otherwise provided by the Corporation Law, and subject to such shareholder disclosure and recognition procedures (which may include sanctions for noncompliance therewith to the fullest extent permitted by the Corporation Law) as the Corporation may by action of the Board of Directors establish, at every meeting of the shareholders of the Corporation every holder of Shares shall be entitled to one vote in person or by proxy for each Share standing in such holder's name on the share transfer records of the Corporation.

                                    ARTICLE V

                                    Directors

Section 1. Number. The number of Directors shall be fixed by, or fixed in accordance with, the Bylaws. The Bylaws may also provide for staggering the terms of the members of the Board of Directors to the fullest extent permitted by the Corporation Law.

Section 2. Vacancies. Vacancies occurring in the Board of Directors shall be filled in the manner provided in the Bylaws or, if the Bylaws do not provide for the filling of vacancies, in the manner provided by the Corporation Law.

Section 3. Immunity from Personal Liability. Directors of the Corporation shall be immune from personal liability for any action taken as a Director, or any failure to take any action, to the fullest extent permitted by the Corporation Law.



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                                   ARTICLE VI

                                  Miscellaneous

Section 1 Bylaws. The Board of Directors shall have the exclusive power to make, alter, amend, or repeal, or to waive provision of, the Bylaws of the Corporation by the affirmative vote of a majority of the number of Directors then in office, except as otherwise provided by the Corporation Law.

Section 2 Amendment or Repeal. The Corporation shall be deemed, for all purposes, to have reserved the right to amend, alter, change or repeal any provision contained in these Amended and Restated Articles of Incorporation to the extent and in the manner permitted or prescribed by the Corporation Law, and all rights herein conferred upon shareholders are granted subject to such reservation.

Section 3 Corporation Law. All references in these Amended and Restated Articles of Incorporation to the Corporation Law shall mean the Indiana Business Corporation Law as it may hereafter from time to time be amended and any statute which may in the future supersede or replace, in whole or in part, the Corporation Law.

Section 4 Business Combination Chapter Inapplicable. In accordance with Indiana Code 23-1- 43-22(2), the provisions of Chapter 43 of the Indiana Business Corporation Law do not apply to this Corporation.



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